Exhibit 5.1
[Letterhead of The Goodyear Tire & Rubber Company]
November 6, 2007
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     I am the Associate General Counsel and Assistant Secretary of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering the opinion set forth below in connection with the filing by the Company of a registration statement on
Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to issuance of up to 29,057,825 shares of the Company’s common stock, without par value (the “Shares”). The Shares will be issued in connection with the Company’s offer (the “Exchange Offer”) to exchange, for each $1,000 principal amount of its outstanding 4.00% Convertible Senior Notes due June 15, 2034, 83.0703 Shares, $48.30 in cash and accrued and unpaid interest to, but excluding, the exchange date, upon the terms and subject to the conditions set forth in the Prospectus contained in the Registration Statement.
     I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
     Based upon the foregoing, I am of the opinion that when the Registration Statement has become effective under the Act and the Shares have been issued in accordance with the terms and conditions of the Exchange Offer, and assuming compliance with all applicable Federal and state securities laws, the Shares will be legally issued, fully paid and non-assessable.
     I am a member of the bar of the State of Ohio. In rendering the foregoing opinion, the examination of law referred to above has been limited to, and I express no opinions as to matters under or involving any laws other than, the laws of the State of Ohio.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Bertram Bell
Bertram Bell